 As filed with the Securities and Exchange Commission on February 18, 2021

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________________

NOKIA CORPORATION

(Exact name of Registrant as specified in its charter)

Republic of Finland (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Karakaari 7, P.O. Box 226

FI-00045 NOKIA GROUP

Espoo, Finland

+358 10 4488000

(Address and telephone number of Registrant’s principal executive offices)

NOKIA EMPLOYEE SHARE PURCHASE PLAN: SHARE IN SUCCESS PLAN 2021-2023

NOKIA LONG-TERM INCENTIVE PLAN 2021-2023

(Full title of the plans)

Ronald A. Antush

Nokia of America Corporation

3100 Olympus Blvd.

Dallas, Texas 75019

+1 (469) 682-7649

(Name, address and telephone number of agent for service)

Copies to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

+1 (212) 848-7171

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☒     Accelerated filer  ☐     Non-accelerated filer  ☐     Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Nokia Corporation (1)	125,000,000 (2)	$4.09 (3)	$511,250,000	$55,777.38 (4)

(1)	American Depositary Receipts evidencing American Depositary Shares (“ADSs”) issuable on deposit of shares (the “Shares”) of Nokia Corporation (the “Registrant”) have been registered pursuant to separate Registration Statements on Form F-6 (Registration Nos. 333-105373 and 333-182900) and currently are traded on the New York Stock Exchange under the ticker symbol “NOK.” Each ADS represents one Share. Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional Shares that become deliverable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Shares to be offered or sold pursuant to the Plans, as defined below.

(2)	Represents an aggregate of 125,000,000 Shares, of which 10,000,000 Shares are available for future issuance under the Nokia Employee Share Purchase Plan “Share in Success” Plan 2021-2023, and 115,000,000 Shares are available for future issuance under the Nokia Long-Term Incentive Plan 2021-2023 (these plans together, the “Plans”).

(3)	Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($4.12 and $4.05, respectively) of Nokia Corporation ADSs on the New York Stock Exchange on February 17, 2021.

(4)	Pursuant to Rule 457(p) under the Securities Act, the registration fee of $56,186.50 with respect to the 125,000,000 Shares to be registered hereunder is offset by (1) fees totaling $2,446.97 paid by the Registrant in connection with the registration of 3,950,000 Shares for issuance pursuant to the Nokia Restricted Share Plan 2017 on Form S-8 (File No. 333-216908) filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 23, 2017, which was, together with the portion of the registration fee for issued Shares totaling $13,009.20, offset by (i) fees totaling $2,560.06 paid by the Registrant in connection with the registration of 4,400,000 Shares for issuance pursuant to the Nokia Restricted Share Plan 2013 and the registration of 850,000 Shares for issuance pursuant to the Nokia Employee Share Purchase Plan 2013 on Form S-8 (File No. 333-187096) filed with the Commission on March 7, 2013; and (ii) fees totaling $13,382.83 paid by the Registrant in connection with the registration of 12,900,000 Shares for issuance pursuant to the Nokia Performance Share Plan 2014 and the registration of 700,000 Shares for issuance pursuant to the Nokia Employee Share Purchase Plan 2014 on Form S-8 (File No. 333-194197) filed with the Commission on February 27, 2014; and (2) fees totaling $12,769.00 paid by the Registrant in connection with the registration of 17,250,000 Shares for issuance pursuant to the Nokia Performance Share Plan 2018 and the registration of 775,000 Shares for issuance pursuant to the Nokia Employee Share Purchase Plan [“Share in Success”] on Form S-8 (File No. 333-223848) filed with the Commission on March 22, 2018, which was, together with the portion of the registration fee for issued Shares totaling $20,897.95, offset by (i) fees totaling $688.82 paid by the Registrant in connection with the registration of 700,000 Shares for issuance pursuant to the Nokia Restricted Share Plan 2014 on Form S-8 (File No. 333-194197) filed with the Commission on February 27, 2014; and (ii) fees totaling $3,911.95 paid by the Registrant in connection with the registration of 4,035,000 Shares for issuance pursuant to the Nokia Performance Share Plan 2015 and the registration of 360,000 Shares for issuance pursuant to the Nokia Employee Share Purchase Plan 2015 on Form S-8 (File No. 333-202866) filed with the Commission on March 19, 2015. Post-Effective Amendments to the foregoing Registration Statements to deregister such Shares in total are being filed contemporaneously with the filing of this Registration Statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference as of their respective dates in this Registration Statement:

(a)           the Registrant’s Form 20-F for the fiscal year ended December 31, 2019 (File No. 001-13202), filed on March 5, 2020; and

(b)         the description of the Registrant’s Shares, registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in “Item 9.  The Offer and Listing” and “Item 10.  Additional Information,” respectively, of the Form 20-F described in, and incorporated by reference in, paragraph (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

The Articles of Association of the Registrant contain no provisions under which any member of the Board of Directors or officers is indemnified in any manner against any liability which he may incur in his capacity as such.  Article 12 of the Articles of Association of the Registrant, however, provides inter alia, that the “Annual General Meeting shall … take resolutions on … discharging the members of the Board of Directors and the President from liability.”

The Registrant maintains liability insurance for its Board of Directors and certain of its officers.  Such persons are insured against liability for “wrongful acts,” including breach of duty, breach of trust, neglect, error and misstatement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

4.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 1 of the Registrant’s annual report on Form 20-F filed with the Commission on March 23, 2017 (File No. 001-13202)).

4.2	Amended and Restated Deposit Agreement dated March 28, 2000, by and among Nokia Corporation, Citibank, N.A., as Depositary, and the Holders from time to time of American Depositary Receipts representing American Depositary Shares issued thereunder (incorporated by reference to Registrant’s Form F-6 Registration Statement (File No. 333-105373), filed with the Commission on May 19, 2003).

4.3	Letter Agreement, dated as of September 27, 2007, by and between the Company and the Depositary (previously filed and incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (File No. 333-105373), filed with the Commission on February 6, 2008).

4.4	Amendment No. 1 to Amended and Restated Deposit Agreement, dated February 6, 2008, by and among Nokia Corporation, Citibank, N.A., as Depositary, and the Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued under the Amended and Restated Deposit Agreement, dated as of March 28, 2000 (incorporated by reference to Registrant’s Form F-6 Registration Statement (File No. 333-105373), filed with the Commission on February 6, 2008).

*4.5	Terms and Conditions of the Nokia Employee Share Purchase Plan: Share in Success Plan 2021-2023.

*4.6	Terms and Conditions of the Nokia Long-Term Incentive Plan 2021-2023.

*5.1	Opinion of Esa Niinimäki, Deputy Chief Legal Officer, Corporate of the Registrant, as to the validity of the shares to be issued pursuant to the Nokia Employee Share Purchase Plan: Share in Success Plan 2021-2023, and the Nokia Long-Term Incentive Plan 2021-2023.

*23.1	Consent of PricewaterhouseCoopers Oy, Helsinki, Finland, Independent Registered Public Accounting Firm.

*23.2	Consent of Esa Niinimäki, Deputy Chief Legal Officer, Corporate of the Registrant (included in Exhibit 5.1).

*24	Power of Attorney (included on signature page).

* Filed herewith.

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement which shall include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.   Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Espoo, Republic of Finland on February 18, 2021.

NOKIA CORPORATION

By:	/s/ Esa Niinimäki	By:	/s/ Ulla Nyberg
Name:	Esa Niinimäki	Name:	Ulla Nyberg
Title:	Deputy Chief Legal Officer, Corporate	Title:	Senior Legal Counsel, Corporate Legal

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Mr. Esa Niinimäki and/or Ms. Ulla Nyberg his/her true and lawful attorney-in-fact and agent, each acting alone, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Nokia Corporation Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the indicated capacities on February 18, 2021.

Members of the Board of Directors:

/s/ Sari Baldauf	Chair of the Board of Directors
Name: Sari Baldauf

/s/ Bruce Brown	Director
Name: Bruce Brown

/s/ Jeanette Horan	Director
Name: Jeanette Horan

/s/ Edward Kozel	Director
Name: Edward Kozel

/s/ Elizabeth Nelson	Director
Name: Elizabeth Nelson

/s/ Thomas Dannenfeldt	Director
Name: Thomas Dannenfeldt

/s/ Søren Skou	Director
Name: Søren Skou

/s/ Carla Smits-Nusteling	Director
Name: Carla Smits-Nusteling

/s/ Kari Stadigh	Vice Chair of the Board of Directors
Name: Kari Stadigh

President and Chief Executive Officer:

/s/ Pekka Lundmark
Name: Pekka Lundmark

Chief Financial Officer (whose functions include those of Chief Accounting Officer):

/s/ Marco Wirén
Name: Marco Wirén

Authorized Representative in the United States:

/s/ Ronald A. Antush
Name: Ronald A. Antush